EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2014

First Quarter Revenue Increased 21% Driven By 33% Increase in Retail and 19% Increase in Direct

First Quarter Operating Income from Continuing Operations Increased 50%

First Quarter Pretax EPS from Continuing Operations Increased 9 cents to 28 cents per share

VANCOUVER, WASHINGTON, May 5, 2014 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter ended March 31, 2014.

Net sales for the first quarter of 2014 totaled $71.9 million, a 21% increase compared to $59.2 million in the same quarter of 2013. The strong growth was driven by higher sales in both the Direct and Retail segments. Gross margins for the first quarter improved by 170 basis points, reflecting margin increases in both the Direct and Retail segments. Operating income from continuing operations for the first quarter of 2014 was $9.0 million, a 50% increase over operating income from continuing operations of $6.0 million reported in the same quarter of 2013. The increase in operating income reflects higher sales and gross margins in both the Direct and Retail segments combined with improved leverage of sales and marketing and general and administrative costs across higher sales volumes.

Pretax income from continuing operations for the first quarter of 2014 was $8.9 million, or $0.28 per diluted share compared to pretax income from continuing operations of $5.9 million, or $0.19 per diluted share for first quarter of last year. Net income from continuing operations for the first quarter of 2014 was $5.7 million, or $0.18 per diluted share, compared to $5.5 million, or $0.18 per diluted share for the same period last year. Beginning in the first quarter of 2014, the Company started to record income taxes at a normalized rate following the partial release, in 2013, of its valuation allowance recorded against its deferred tax assets. The effective income tax rate for continuing operations in the first quarter of 2014 was 35.7% compared to 6.0% in the first quarter of 2013. Cash payments related to income taxes were minimal due to the Company’s significant domestic net operating loss carry forwards.

For the first quarter of 2014, the Company reported net income (including discontinued operations) of $5.4 million, or $0.17 per diluted share. In the first quarter of 2013, the Company reported net income (including discontinued operations) of $5.2 million, or $0.17 per diluted share. Net income for both the first quarter of 2014 and 2013 included a loss from discontinued operations of $0.4 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are off to a strong start in fiscal year 2014, as sales grew at a double digit pace in both our Direct and Retail segments and gross margins and operating margins continued to improve. In the Direct business, we are pleased with early sales contributions from the Bowflex MAX Trainer™ product line we started shipping in the first quarter. Sales of MAX Trainer™, along with the continued steady growth of our TreadClimber® product line, combined with a number of cost and efficiency initiatives were the primary drivers enabling us to achieve 54% growth in the Direct business operating income compared to the first quarter last year.”

Mr. Cazenave continued, “Our Retail business also delivered solid growth in the first quarter, and we continue to be encouraged by retailer feedback regarding the new cardio product lineup that we launched in the fall of last year. With our expanded and diversified new product offerings in both segments and improved product margins, we are well positioned to build on the trajectory of growth and improved financial performance that began three years ago. Our team has continued its focus on new product innovation, margin improvement and achieving operating leverage; and we are pleased that the first quarter results continue to validate that our focus on driving improvements in these three key areas is working.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $50.7 million in the first quarter of 2014, an increase of 19% over the comparable period last year. Direct segment sales benefitted from continued strong demand for cardio products, especially the Bowflex® TreadClimber® product line and the new Bowflex MAX Trainer™ product line, partially offset by a decline in Direct sales of strength products, which continue to migrate to the Retail business. U.S. credit approval rates rose to 41.3% in the first quarter of 2014, up from 35.1% for the same period last year which the Company attributes to its media strategy focused on driving quality customer leads, and an expanded lender base.

Operating income for the Direct segment was $10.4 million for the first quarter 2014, an increase of 54% compared to the first quarter 2013. Higher sales and higher gross margins for the Direct segment were partially offset by higher media and advertising investment designed to help drive new product awareness and expand sales leads. Gross margin for the Direct business was 63.7% for the first quarter of 2014, compared to 59.8% in the first quarter of last year. Direct business gross margin also benefited from improved overall overhead operating efficiency and product cost improvements.

Net sales for the Retail segment were $20.1 million in the first quarter 2014, an increase of 33% when compared to $15.1 million in the first quarter last year. The improvement in Retail net sales reflects strong retailer and consumer acceptance of the Company’s new lineup of cardio products launched last fall.

Operating income for the Retail segment was $2.5 million for the first quarter 2014, compared to $2.0 million in the first quarter last year. Retail gross margin was 25.4% in the first quarter of 2014, compared to 24.9% in the same quarter of last year.

Royalty revenue in the first quarter 2014 was $1.1 million, compared to $1.4 million for the same quarter of last year. Last year first quarter royalty revenue included a $0.3 million onetime positive event that was not applicable this year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2014, the Company had cash, cash equivalents, and marketable securities of $55.6 million and no debt, compared to cash, cash equivalents, and marketable securities of $41.0 million and no debt at year end 2013. Working capital of $53.9 million as of March 31, 2014 was $8.2 million higher than the 2013 year-end balance of $45.7 million, primarily due to growth in cash equivalents and marketable securities of $14.6 million during the quarter. Inventory as of March 31, 2014 was $13.5 million, compared to $15.8 million as of December 31, 2013 and $13.7 million at the end of the first quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented pretax income per diluted share from continuing operations which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company presents pretax income per diluted share from continuing operations because management believes that the partial reversal of valuation allowances in fiscal year 2013, resulting in significant changes to the effective tax rate, makes meaningful comparisons between periods difficult. Including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Pretax Income per Diluted Share from Continuing Operations” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2014 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 5, 2014. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 404-5245 in North America and international listeners may call (303) 223-2681. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, May 5, 2014, through 6:30 p.m. ET, May 19, 2014. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21714747.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; forecasts of positive revenue and operating income growth; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2014 and 2013 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2014	2013

Net sales	$71,903	$59,214
Cost of sales	33,422	28,520

Gross profit	38,481	30,694

Operating expenses:
Selling and marketing	21,774	18,626
General and administrative	5,803	4,947
Research and development	1,903	1,127

Total operating expenses	29,480	24,700

Operating income	9,001	5,994
Other expense, net	(60)	(117)

Income from continuing operations before income taxes	8,941	5,877
Income tax provision	3,193	353

Income from continuing operations	5,748	5,524
Loss from discontinued operations, net of income taxes	(374)	(365)

Net income	$5,374	$5,159

Basic income per share from continuing operations	$0.18	$0.18
Basic loss per share from discontinued operations	(0.01)	(0.01)

Basic net income per share	$0.17	$0.17

Diluted income per share from continuing operations	$0.18	$0.18
Diluted loss per share from discontinued operations	(0.01)	(0.01)

Diluted net income per share	$0.17	$0.17

Shares used in per share calculations:
Basic	31,172	30,947

Diluted	31,550	31,264

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three months ended March 31, 2014 and 2013 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2014	2013	$	%
Net sales:
Direct	$50,735	$42,635	$8,100	19.0%
Retail	20,103	15,134	4,969	32.8%
Royalty income	1,065	1,445	(380)	(26.3)%

	$71,903	$59,214	$12,689	21.4%

Operating income (loss):
Direct	$10,352	$6,708	$3,644	54.3%
Retail	2,509	1,960	549	28.0%
Unallocated corporate	(3,860)	(2,674)	(1,186)	(44.4)%

	$9,001	$5,994	$3,007	50.2%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2014 and December 31, 2013 (unaudited and in thousands):

	March 31, 2014	December 31, 2013

Assets

Cash and cash equivalents	$42,035	$40,979
Marketable securities, current portion	12,512	—
Trade receivables, net of allowances of $38 and $53	13,394	25,336
Inventories, net	13,462	15,824
Prepaids and other current assets	4,389	6,927
Income taxes receivable	31	80
Deferred income tax assets	5,237	4,441

Total current assets	91,060	93,587

Marketable securities, non-current	1,006	—
Property, plant and equipment, net	8,670	8,499
Goodwill	2,649	2,740
Other intangible assets, net	12,105	12,615
Long-term deferred income tax assets	22,333	25,725
Other assets	307	401

Total assets	$138,130	$143,567

Liabilities and Shareholders’ Equity

Trade payables	$27,320	$37,192
Accrued liabilities	7,836	9,123
Warranty obligations, current portion	1,983	1,610

Total current liabilities	37,139	47,925

Warranty obligations, non-current	—	28
Income taxes payable, non-current	2,664	2,577
Other long-term liabilities	1,359	1,472
Shareholders’ equity	96,968	91,565

Total liabilities and shareholders’ equity	$138,130	$143,567

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Pretax Income per Diluted Share from Continuing Operations (unaudited):

	Three Months Ended March 31,
	2014	2013
Pretax income per diluted share from continuing operations	$0.28	$0.19
Diluted loss per share from income tax provision	(0.11)	(0.02)

Diluted net income per share	$0.17	$0.17